Exhibit 23.3

RP® FINANCIAL, LC.
Financial Services Industry Consultants

June 8, 2011

Boards of Directors

Macon Bancorp

Macon Financial Corp.

Macon Bank

220 One Center Court

Franklin, North Carolina 28734

Members of the Boards of Directors:

We hereby consent to the use of our firm’s name in the Application for Conversion, and any amendments thereto, to be filed with the Federal Reserve Board and North Carolina Commissioner of Banks, and in the Registration Statement on Form S-1, and any amendments thereto, to be filed with the Securities and Exchange Commission. We also hereby consent to the inclusion of, summary of and references to our Valuation Appraisal Report and any Valuation Appraisal Report Updates, our statement concerning subscription rights, and our statement concerning liquidation rights in such filings including the prospectus of Macon Financial Corp. We also consent to the reference to our firm under the heading “Experts” in the prospectus.

Sincerely,

RP® FINANCIAL, LC.

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